Exhibit 21.1

SUBSIDIARIES

As of December 31, 2024, the Registrant has no subsidiaries that, if considered in the aggregate, would constitute a “significant subsidiary” of the Registrant as defined in Rule 1-02(w) of Regulation S-X.